Exhibit 99.2

Contacts:    Emily Tadano, Vice President Investor Relations
                (480) 515-8979 (office)
        Investors@meritagehomes.com

Meritage Homes Announces Pricing of $450 Million of 3.875% Senior Notes Due 2029

Scottsdale, Ariz., March 31, 2021 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the pricing of $450 million aggregate principal amount of its 3.875% Senior Notes due 2029 (the “notes”), which represents an increase of $50 million from the amount initially offered. The notes were offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The expected closing date for the private placement of these notes is April 15, 2021.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
# # #